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                                                                   Exhibit 10.48


                         Key Employee Retention Program
                         ------------------------------


                  On October 23, 1998, Camelot's Board of Directors adopted a retention program (the "Key Employee Retention Program"), under the terms of which a $3.75 million retention pool has been established. Of this amount, $2.25 million will be allocated among nine senior executives of Camelot (the "Executive Pool"), while $1.5 million will be allocated among 30 to 50 key employees (the "Key Employee Pool"), in each case in amounts determined by Camelot's Chief Executive Officer and its President in consultation with the CEO of Trans World. In the event of the inability of the two CEOs to reach agreement regarding allocation, the final allocation shall be determined by a three-person arbitration, consisting of the Trans World CEO and the two members of the Camelot Special Committee established for this purpose (Messrs. Solow and Zoffinger).

                  Payment of funds to a participant in the Key Employee Retention Program's Executive Pool will be conditioned upon the individual's continued employment through the Effective Time (as defined in the Agreement and Plan of Merger by and among Trans World Entertainment Corporation, CAQ Corporation and Camelot Music Holdings, Inc. dated as of October 26, 1998 (the "Merger Agreement")) and thereafter through July 31, 1999 (or until terminated without cause or constructively terminated). For purposes of the Key Employee Retention Program, constructive termination shall include being required to relocate, or the failure to pay compensation or benefits due and owing or to honor any severance or other agreement or any material reduction in aggregate compensation and benefits. Upon expiration of this period (or earlier if the participant's employment is terminated without cause or constructively terminated), the entire amount of an individual's allocated share of the Executive Pool will be payable in a lump sum. Any amounts paid under the Key Employee Retention Program's Executive Pool will be in addition to amounts payable under the terms of any employment or severance agreement to which any participant is a party. For executives who have written severance agreements and written employment agreements, it shall be a condition of their participation in the Executive Pool that they agree (a) to delay their right to receive or begin receiving payments under such severance agreement until the earlier of the termination of their employment or the time when they are entitled to receive payment under the Key Employee Retention Program as set forth above, and (b) that they agree to a reasonable and customary non-competition agreement (the terms of which shall be approved by the three-person arbitration procedure referred to above) to


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remain in effect throughout the period they are entitled to payments under such severance agreement.

                  Payment of funds to a participant in the Key Employee Retention Program's Key Employee Pool will be conditioned upon the individual's continued employment through the Effective Time and thereafter until October 30, 1999 or until earlier terminated without cause or constructively terminated. Upon expiration of this period (or earlier if the participant's employment is terminated without cause or constructively terminated), the entire amount of an individual's allocated share of the Key Employee Pool will be payable in a lump sum. Any amounts paid under the Key Employee Retention Program's Key Employee Pool will be in addition to amounts payable under the terms of Camelot's severance policy.

                  Immediately following the Merger, the Trans World Board of Directors shall establish a Special Committee consisting of the CEO and the two members of the Board who were selected as provided in Section 5.17 of the Merger Agreement, who shall have the exclusive power and authority to make all decisions with respect to the administration of the Key Employee Retention Program, including any decision as to whether a person is entitled to payment thereunder.

                  Camelot will enter into contracts with each participant in the Key Employee Retention Program's Executive Pool setting forth the arrangements described above in forms to be determined by Camelot's CEO and President in consultation with the CEO of Trans World. In the event of the inability of the two CEOs to reach agreement regarding any such form, the final form shall be determined by a three-person arbitration, consisting of the Trans World CEO and the two members of the Camelot Special Committee established for this purpose (Messrs. Solow and Zoffinger).